Exhibit 10(e)(viii)
EMPLOYMENT AGREEMENT
     This Agreement is made by and between Schering-Plough Corporation, a New Jersey Corporation (the “Company”), and Brent Saunders (the “Executive”), as of the 19th day of December, 2006 (the “Commencement Date”). This Agreement is a restatement of and supersedes and replaces (i) the letter from the Company to Executive dated October 6, 2003 offering employment as Senior Vice President, Global Compliance and Business Practices and (ii) the change of control Employment Agreement between the Company and the Executive dated as of November 1, 2003.
     Definitions applicable to capitalized terms not defined where first mentioned below are set forth in Section 7 of this Agreement.
1. Employment Period.
     Executive joined the Company on November 1, 2003. Beginning on the Commencement Date until the later of the fifth anniversary thereof and for successive one-year periods thereafter (the “Employment Period”), the Company agrees to continue in its employ and the Executive hereby agrees to remain in the employ of the Company in accordance with the terms and conditions of this Agreement, provided, however, that either party may terminate the Employment Period by providing the other party with written notice of such termination at least one-year prior to the fifth anniversary (or a subsequent anniversary) of the Commencement Date on which such termination is to be effective. Subject to the Company’s obligation to provide severance benefits as may be specified in this Agreement and except as otherwise specifically provided in this Agreement, Executive and the Company acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Company or Executive.
2. Duties and Scope of Employment.
     (a) Position. During the Employment Period, the Company shall continue to employ Executive as Senior Vice President, Global Compliance and Business Practices of the Company or in such other substantially equivalent position requested by the Company’s Chief Executive Officer (“CEO”) for which the Executive is qualified by education, training, and experience. Executive shall continue to serve as an officer of the Company and be a member of the Executive Management Team (the “EMT”). Further, so long as Executive is required on the Company’s behalf to make (i) Certifications pursuant to the Corporate Integrity Agreement between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services, effective July 29, 2004, or (ii) the CMS-required ASP certification under Medicare, Part B, Executive shall not be required to report to anyone other than Mr. Hassan and shall, be provided with the opportunity to report to and discuss related matters directly with the Board of Directors (or an appropriate sub-committee thereof) at the regular meetings of the Board held during the time period covered by his required certifications.

     (b) Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities and duties assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities and duties. During the Employment Period it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, or with the written approval of the CEO, on corporate boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
3. Compensation.
     During the Employment Period, the Company shall pay Executive the following as compensation for services to the Company:
     (a) Base Salary. Executive’s annualized base salary is currently $500,000 less applicable deductions payable in accordance with the Company’s normal payroll practices as in effect from time to time for its senior executives. From time to time and at least annually, Executive’s base salary shall be subject to review and increase above Executive’s then current base salary pursuant to the Company’s normal review policy for other similarly situated senior executives of the Company. Executive’s base salary shall not be subject to any decrease without Executive’s consent.
     (b) Operations Management Team Incentive Plan. During the Employment Period, Executive shall be eligible to participate in the Company’s Operations Management Team Incentive Plan or any successor or replacement plan (the “Incentive Plan”) at a level determined by the Compensation Committee of the Board of Directors or its delegate (the “Compensation Committee”) to be appropriate based on Executive’s position, job performance and Company policy. Executive’s current target annual incentive under the Incentive Plan is 55% of Executive’s annual base salary. Executive’s target annual incentive as a percentage of base salary shall not be subject to any decrease without Executive’s consent. Payment of incentive compensation, if the performance criteria determined by the Compensation Committee are met, will be made by March 15 of the year following the relevant Incentive Plan year, unless Executive elects to defer payment pursuant to an applicable deferred compensation plan of the Company.
     (c) Long Term Incentive Plans. Executive is, and shall remain, a participant at the levels determined by the Compensation Committee, in the (i) Schering-Plough Corporation Cash Long Term Incentive Plan and the Schering-Plough Corporation Long-Term Performance Share Unit Incentive Plan for the performance period beginning January 1, 2004 and ending December 31, 2006, and (ii) Schering-Plough Corporation Transformational Performance Contingent Shares Program for the performance period beginning January 1, 2004 and ending December 31, 2008. Executive shall participate in successor or replacement plans at a level determined by the Compensation Committee.

     (d) Incentive Equity Awards. During the Employment Period, Executive shall be eligible to participate in the Company’s 2006 Stock Incentive Plan and any successor or replacement plan, in accordance with the terms of the Stock Plan and any applicable grants (except as provided herein), at a level determined by the Compensation Committee.
4. Enhanced Benefits and Perquisites.
     (a) General Benefits. During the Employment Period, Executive shall, to the extent eligible, be entitled to participate in all employee welfare and retirement benefit plans and programs provided by the Company to its senior executives in accordance with the terms of those plans or programs as they may be modified from time to time. Executive shall be entitled to post-retirement welfare benefits on the same terms as such benefits are made available by the Company to its senior executives at the time of Executive’s retirement. If, however, Executive’s participation in any such plan or program could result in adverse or unintended tax consequences to any participant in such plan or program, the Company shall be entitled to pay to Executive the cost of equivalent benefits outside such plan or program or provide Executive with substantially equivalent benefits through a separate program without regard to the tax treatment applicable to such payment or separate program in lieu of permitting the Executive to participate in such program.
     (b) Supplemental Executive Retirement Plan. Executive shall participate in the Company’s SERP.
     (c) Executive Life Insurance. During the Employment Period, Executive shall be eligible for Executive Life Insurance coverage with a face amount of $1,750,000 in accordance with the terms of the Company’s Executive Life Insurance program.
     (d) Vacation. During the Employment Period, Executive shall be entitled to four weeks paid vacation per annum, subject to adjustment in accordance with the Company’s normal vacation policies applicable to senior executives.
     (e) Relocation Benefits. Executive acknowledges that the Company may, at any time during the Employment Period, relocate his place of employment to such location as may at that time constitute the Company’s principal offices. Executive shall be entitled to relocation benefits pursuant to the Company’s relocation benefit program.
     (f) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive during the Employment Period for business purposes in accordance with the policies, practices, and procedures of the Company and its Affiliated Companies provided generally to other peer executives of the Company and its Affiliated Companies.
     (g) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits as in effect generally with respect to senior executives of the Company and its Affiliated Companies. As of the date of this Agreement, these fringe benefits include tax and financial planning services. Executive shall be entitled to prompt reimbursement (in no event to be made later than two and one half months after the year in which the costs were incurred) for

(i) financial planning services in an amount up to $8,000 in the first year of utilization and up to $5,000 annually thereafter as needed, and (ii) tax preparation in an amount up to $2,500 annually. Executive shall first submit invoices for such services to the Company for payment and seek reimbursement if unpaid. To the extent required by applicable law, such fringe benefits shall result in imputed income which shall be subject to withholding from the Executive’s wages in the amount and manner prescribed by such law.
     (h) Office and Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance on the same or similar terms as those provided generally to senior executives of the Company and its Affiliated Companies.
     (i) Directors and Officers Insurance. The Company will not diminish the amount or change the type of Directors and Officers Liability insurance coverage applicable to Executive (as an executive during the Employment Period and as a former executive thereafter), as in effect on the date of this Agreement, without his advance written consent.
5. Cause, Voluntary, Involuntary and Good Reason Terminations.
     (a) Death, Disability, Cause and Voluntary Terminations without Good Reason. If, during the Employment Period, Executive’s employment is terminated due to Executive’s death or Disability, by the Executive without Good Reason or by the Company for Cause, the Company shall have no obligation to the Executive other than the obligation to promptly pay to the Executive his unpaid accrued base salary through the Termination Date and to pay or provide, promptly when due, any Other Benefits, as well as payments or benefits required by applicable law.
     (b) Involuntary and Good Reason Terminations. If, during the Employment Period, Executive’s employment is terminated by the Company other than for Cause, Disability or by non-renewal of the Employment Period pursuant to Section 1, or if the Executive terminates employment for Good Reason, the Company shall provide the Executive with the Other Benefits promptly when due. In addition, provided that the Executive signs a Satisfactory Release within 35 days following the Termination Date and the Executive does not revoke it within 7 days after the date he executes such Release, then Executive shall be entitled to:
          (i) payment, within 30 days following the effective date of the Satisfactory Release, of a severance benefit equal to the product of two multiplied by the sum of the Executive’s current base salary plus the highest target incentive opportunity under the Incentive Plan for any of the past three years (each as in effect immediately prior to the Executive’s Termination Date but without regard for any reduction that constituted the grounds, or part of the grounds, for Executive’s Good Reason termination);
          (ii) during the 2-year period following Executive’s employment termination, continue to participate in the Company’s health and welfare programs applicable to, and (to the extent permissible under applicable law) on the same terms as, other senior executives of the Company at the time of the termination of the Executive’s employment; provided, however that such benefits shall cease on the date that Executive becomes eligible for similar benefits from a new employer and Executive shall notify the Company in writing of such benefits eligibility within 30 days following the effective date of Executive’s benefits eligibility from the new employer; and provided further, that if Executive’s participation in any such program of the Company could result in adverse or unintended tax consequences to any participant in such program (including the Executive), the Company shall be entitled to provide Executive with substantially equivalent benefits through a separate program (including the provision of such benefits through the purchase of insurance) without regard to the tax treatment applicable to such separate program in lieu of permitting the Executive to participate in such program;
          (iii) payment, within 30 days following the effective date of the Satisfactory Release, of the Enhanced SERP Benefit; and
          (iv) credit for two additional years of service and age for purposes of determining eligibility for coverage and rate of contribution under the Company’s retiree medical plan or any replacement or successor plan.
For purposes of this provision, “Satisfactory Release” shall mean a release of claims in a form reasonably prescribed by the Company that (1) releases, and forever discharges, all claims that Executive has or may have against the Company and its Affiliated Companies and its and their employees, directors and agents (other than claims relating to Other Benefits), and (2) becomes irrevocable if not revoked by Executive within seven (7) days after he signs it; provided that the form of release shall not contain any post-employment covenants, including those covenants to which the Executive may be subject pursuant to Subsection 5(c) below or otherwise.
     (c) Non-competition and Non-solicitation. In the event of voluntary termination of the Executive’s employment during the Employment Period by the Executive without Good Reason (i) the Executive shall not engage in Competition (as defined below) during the one-year period immediately following Executive’s termination of employment, and (ii) the Executive shall not engage in Solicitation (as defined below) during the two-year period immediately following Executive’s termination of employment. For purposes of this Section 5, the term Competition shall mean that Executive, without the written approval of the CEO, commences employment with, or provides consulting services to, any pharmaceutical enterprise that is engaged in research, development, and/or sales of human and/or pharmaceutical products (unless sales from pharmaceutical products constitute less than 20% of total sales of the company conducting the enterprise and the consolidated affiliates of that company); provided that service solely as a member of the Board of Directors of a company whose annual sales are less than $100 million on a consolidated basis with all affiliated companies shall not be considered Competition. Further, the term Competition specifically excludes (i) companies whose primary purpose is to provide consulting and/or audit services so long as those companies have revenues in excess of $100 million, and (ii) law firms whose primary purpose is to provide legal services. For purposes of this Section 5, the term Solicitation shall mean that without the written approval of the CEO or his delegate, the Executive, directly or indirectly, solicits, encourages or participates in the solicitation or hiring of, any person who is currently an employee of the Company or independent contractor doing business with the Company or who was an employee of the Company at any time during the last three (3) months of the Employment Period by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise; provided that the Executive shall not be considered to have engaged in

Solicitation for purposes of this Section 5 if an employer other than the Company solicits or hires, with no participation or involvement by the Executive, any current or former employee, independent contractor or consultant of the Company who is not or was not employed in, or providing direct services to, a business area of the Company for which Executive (immediately prior to the termination of his employment) had no direct authority or responsibility; and provided further that the term Solicitation shall not preclude Executive from giving references.
6. Change of Control.
     (a) General. In the event of any Change of Control following the effective date of this Agreement and during the Employment Period, Subsection 6(b) shall supersede Section 2; Subsection 6(d) shall supersede Subsection 3(a); Subsection 6(e) shall supersede Subsections 3(b); Subsections 6(f) through (i) shall supersede Section 5; and the other provisions of this Section 6 shall supplement the other provisions of Sections 3 and 4; in each case until the expiration of the COC Employment Period triggered by such Change of Control. If the Executive’s employment is not terminated before the end of the applicable COC Employment Period, immediately following such COC Employment Period, the provisions of this Section 6 shall cease to apply unless and until another Change of Control occurs during the Employment Period and the provisions of Sections 2, 3(a), 3(b) and 5 shall again apply if the Employment Period has not yet expired. Effective upon the termination of Executive’s employment for any reason during a COC Employment Period, any previous restrictions imposed under this Agreement or any other agreement upon the Executive regarding engaging in post-termination competitive activity against the Company or soliciting current or former employees or independent contractors of the Company shall immediately cease to be applicable.
     For purposes of this Section 6, if (i) the Executive’s employment with the Company is terminated prior to a Change of Control, (ii) the Executive reasonably demonstrates that such termination of employment either (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or a Section 409A Change in Control Event or (B) otherwise arose in connection with or in anticipation of a Change of Control or a Section 409A Change in Control Event and (iii) a Section 409A Change in Control Event is actually consummated, then such termination shall be deemed to have occurred during a COC Employment Period.
     (b) Position and Duties. During a COC Employment Period, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the COC Employment Period; and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding any such Change of Control or any office or location less than 35 miles from such location and that is not in a different state than such location. It is expressly understood and agreed that to the extent that any activities have been conducted by the Executive during the three years immediately prior to a Change of Control, the reinstatement or continued conduct of such activities (or the reinstatement or conduct of activities similar in nature and scope thereto) subsequent to any related Change of Control shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company and its subsidiaries.

     (c) Incentive Compensation, Employee Benefits and Fringe Benefits. Except as otherwise set forth in this Agreement, during a COC Employment Period, the Executive (and eligible family members or dependents, as applicable) shall be entitled to participate in all incentive, profit-sharing, stock option, stock award, savings and retirement, and health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) practices, policies and programs and to receive paid vacation, fringe benefits, and expense reimbursement, all as applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies, programs and benefits provide the Executive with incentive opportunities (cash or equity), savings opportunities, retirement benefit opportunities, health and welfare benefits, vacation pay, fringe benefits, and expense reimbursement, which are, in each case, less favorable in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control, or if more favorable to the Executive, those provided generally at any time thereafter to other senior executives of the Company and its Affiliated Companies.
     (d) Annual Base Salary. During a COC Employment Period, the Executive shall receive, in accordance with the Company’s normal payroll practices in effect from time to time for its senior executives, an Annual Base Salary which shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the beginning of the COC Employment Period and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after such an increase and the term Annual Base Salary as used in this Section 6 shall refer to Annual Base Salary as so increased.
     (e) Annual Bonus. In addition to Annual Base Salary, for each fiscal year ending during a COC Employment Period, Executive shall be awarded an annual bonus in cash at least equal to the Executive’s highest target incentive opportunity under the Incentive Plan for any of the past three years (the “Annual Bonus”). Each such Annual Bonus shall be paid no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall have elected to defer the receipt of such Annual Bonus in accordance with an applicable deferred compensation plan of the Company.
     (f) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during a COC Employment Period without further obligation to the Executive’s legal representative’s under this Agreement other than for payment of any Unpaid Accrued Obligations and any Other Benefits which shall be at least equal to the most favorable benefits provided by the Company and Affiliated Companies to the estates and beneficiaries of senior executives of the Company and such affiliated companies under such plans, programs, and policies relating to death benefits and survivor benefits as in effect at any time during the 120-day period immediately prior to the COC Employment Period, or if more favorable to the Executive’s estate and/or beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and their beneficiaries. Unpaid Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Termination Date, and the Other Benefits shall be provided promptly when due.
     (g) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during a COC Employment Period, it may give the Executive Notice of Termination. In such event, the Executive’s employment with the Company shall terminate effective on the Termination Date, provided that, within the 30 days after Executive’s receipt of the Notice of Termination, the Executive shall not have returned to full-time performance of the Executive’s duties. In the event of Executive’s termination of employment due to Disability, Unpaid Accrued Obligations shall be paid in cash to the Executive within 30 days following the Termination Date, and the Other Benefits shall be provided promptly when due.
     (h) Termination for Cause or Voluntary Termination without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or voluntarily by the Executive without Good Reason during the COC Employment Period, the Employment Period shall terminate and the Company shall have no further obligations to the Executive other than the obligation to pay the Executive (i) his unpaid Annual Base Salary through the Termination Date, and (ii) any unpaid Other Benefits. In such case, all Unpaid Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Termination Date, and the Other Benefits shall be provided promptly when due.
     (i) Termination for Good Reason or without Cause. If, during the COC Employment Period, the Executive’s employment shall be terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, the Company shall:
          (1) within 30 days following the Executive’s Termination Date, pay the Executive a single sum cash amount equal to the sum of (i) the Unpaid Accrued Obligations; (ii) the product of three (or the number of whole and partial years from the Executive’s Termination Date until his 65th birthday, if less) multiplied by the sum of the Executive’s Annual Base Salary, plus the Executive’s Annual Bonus, plus the greater of the Highest Profit Sharing Contribution or the highest aggregate Company contribution to the Executive’s account under the Company’s qualified and nonqualified defined contribution retirement plans for any of the three years immediately preceding the Executive’s Termination Date; and (iii) the Executive’s Enhanced SERP Benefit; and
          (2) for the lesser of (x) three years after the Executive’s Termination Date and (y) the period through the Executive’s 65th birthday, continue health and welfare benefits to the Executive (and the Executive’s family, if applicable) at least equal to those which would have been provided in accordance with Subsection 6(c) hereof had the Executive not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Company and its Affiliated Companies and their families; provided that such benefits coverage shall be secondary to any health and welfare benefits coverage for which the Executive becomes eligible under any plan or arrangement sponsored by a subsequent employer of the Executive; and provided further, that if Executive’s participation in any such program could result in adverse or unintended tax consequences to any participant in such program (including the Executive), the Company shall be entitled to provide Executive, with substantially equivalent benefits through a separate program (including the provision of such benefits through the purchase of insurance) without regard to the tax treatment applicable to such separate program in lieu of permitting the Executive to participate in such program;
          (3) to the extent not theretofore paid or provided, pay or provide to the Executive all Other Benefits promptly when due;
          (4) waive any and all “reduction factors” imposed as a result of Executive’s age with respect to the Executive’s nonqualified supplemental or excess employee pension benefit plan if the Executive is at least age 50 as of the Termination Date; and
          (5) if the Executive is age 50 or greater as of the Termination Date, provide the Executive with coverage under the terms of the Company’s retiree medical plan (effective at the end of the post-employment period of extended health coverage) without regard to years of service for eligibility purposes but assuming the maximum Company-provided subsidy (if any) applies and applying 3 additional years of service credit for purposes of rate of contribution under such plan or any replacement or successor plan; provided, however that if the Executive is age 45 or older at the end of the post-employment period of extended health coverage, provide the Executive, upon reaching age 55 and upon reaching the end of the period of extended health coverage following Executive’s Termination Date pursuant to Subsection 6(i)(2) hereof, with eligibility for the Company’s retiree medical plan or any replacement or successor plan (including, without limitation, any supplemental coverage applicable to executives) as if the Executive had, as of the Termination Date, satisfied the age and service conditions for such plans and assuming the maximum Company-provided subsidy (if any) applies.
7. Definitions.
     (a) “Affiliated Company” shall mean any corporation or other entity controlled by, controlling or under common control with the Company.
     (b) “Annual Base Salary” shall mean an annual base salary at least equal to 24 times the highest semi-monthly base salary paid or payable, including (without limitation) any base salary which has been earned but deferred, to Executive by the Company and its Affiliated Companies in respect of any month in the 12-month period immediately preceding the month in which a Change of Control occurs.
     (c) “Annual Bonus” shall have the meaning set forth in Subsection 6(e) of this Agreement.
     (d) “Cause” shall mean termination initiated by the Company (with advance approval by the Compensation Committee of the Board of Directors) or by the Executive incident to or connected (i) Executive’s conviction relating to charges that Executive engaged in misappropriation, theft, embezzlement, kick-backs, or bribery whether in connection with Executive’s employment with the Company or otherwise, , or (ii) the Company’s reasonable determination that Executive engaged in other deliberate, gross or willful misconduct or dishonest acts or omissions (including, but not limited to, commission of a felony) resulting in significant harm to the Company.
     (e) “Change of Control” shall mean the happening of any of the following events:

          (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of securities of the Company where such acquisition causes such Person to own 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 7(e); and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or
          (2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (3) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the

Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (f) “COC Employment Period” shall mean the period from the date on which a Change of Control occurs until the earlier of the third anniversary of such date or the Executive’s 65th birthday.
     (g) “Confidential Information” shall mean information in any form whose unauthorized or unintended publication or disclosure will adversely affect the interests of the Company. It includes, but is not limited to, the following:
•	Third party information provided under a confidentiality agreement;

•	Long-range strategic plans;

•	Critical formulas and trade secrets;

•	Merger and acquisition plans;

•	Operational plans;

•	Research — Information relating to Company sponsored research and development projects, including a product’s regulatory status;

•	Technical — Product or process specifications, manufacturing processes, test results, performance characteristics, special formulations, unique designs, unique software and identity of vendors and suppliers of unique materials;

•	Marketing — Customer lists, schedules of new product availability and delivery periods, pending price changes, strategic plans, in-house marketing forecasts and other marketing plans;

•	Financial — Budgets, product costs and profit margins on specific products; and other non-public financial audit and accounting information;

•	Organization — Information regarding opening, closing, expanding, or modifying of Company facilities until the time and date specifically authorized for public disclosure; transfer of responsibilities or transfer of key employees until formal announcements; policy manuals; telephone directories; organization charts;

•	Human Resources — Sensitive personal data pertaining to employees, such as salaries and compensation, medical records, performance appraisals or reviews, personal history statements and personnel files, letters of a personal and/or professional nature;

•	Other information not generally known and relating to any phase of Company business which provides an opportunity to obtain an advantage over competitors who do not have or know the information.
     (h) “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (i) “Enhanced SERP Benefit” shall mean an amount equal to the excess of (i) the sum of (A) the lump-sum actuarial equivalent (as of the date that the Enhanced SERP Benefit is paid to the Executive or his beneficiaries (the “SERP Payout Date”)) of the normal retirement benefit under the Company’s Retirement Plan (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Executive’s Termination Date) and (B) the lump-sum actuarial equivalent of the normal retirement benefit under the SERP (as of the SERP Payout Date and utilizing actuarial assumptions no less favorable to the Executive than those in effect under the SERP immediately prior to the Executive’s Termination Date) which the Executive would have received if the Executive’s employment had continued for two years (or three years if the Date of Termination occurs during a COC Employment Period) after the Executive’s Termination Date or through age 65, if sooner, assuming for this purpose that all accrued benefits were fully vested, and, if the Termination Date occurs during a COC Employment Period, assuming that the Executive’s compensation in each of the three years (or the shorter period to age 65, if applicable) would have been that required by Subsections 6(d) and 6(e) of this Agreement, over (ii) the lump-sum actuarial equivalent (as of the SERP Payout Date) of the Executive’s actual normal retirement benefit (paid or payable), if any, under the Retirement Plan and the SERP based on actual age, service and compensation as of the Executive’s Termination Date.
     (j) “Good Reason” shall mean any of the events described in (1)-(5) below if the Company fails to cure such events within 20 business days after receiving notice thereof from the Executive:
          (1) the assignment to the Executive of any duties that are materially inconsistent with the Executive’s education, training and experience, or a significant diminution in the Executive’s authorities, responsibilities, status or title (as described in Section 2 or Subsection 6(b) of this Agreement, as applicable), it being understood that (x) a change in the person to whom the Executive reports (other than as described in (2) or (3) below) or (y) modifications to organizational responsibilities resulting in changes to Executive’s functional areas of responsibility that do not significantly diminish Executive’s core role in the Company would not constitute “Good Reason”;

          (2) a change in the status of the person to whom the Executive reports from the CEO of a publicly-traded company to the CEO of a non-publicly traded company; or
          (3) for so long as Executive is required on the Company’s behalf to make (i) Certifications pursuant to the Corporate Integrity Agreement between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services, effective July 29, 2004, or (ii) the CMS-required ASP certification under Medicare, Part B, a change in the person holding the title of CEO, and to whom the Executive reports, to a person other than Mr. Fred Hassan; or
          (4) any significant reduction by the Company of the Executive’s total compensation in the aggregate, unless such reduction was part of a reduction approved by the Company’s Board of Directors (or a Committee thereof) for a group of senior executives in addition to the Executive; or
          (5) during a COC Employment Period, any failure by the Company to comply with any of the provisions of Subsections 6(b) through 6(e) of this Agreement.
     (k) “Highest Profit Sharing Contribution” shall mean the annual aggregate of the highest contributions made under the Company’s Profit Sharing Incentive Plan and the highest hypothetical contributions made under the Company’s Profit Sharing Benefits Equalization Plan or any successor or replacement plans thereto, for any of the three calendar years preceding the Executive’s Termination Date.
     (l) “Invention(s)” shall mean any design, discovery, idea, process, product, device, substance, compound, biological or chemical entity, machine or article or process of manufacture, or any improvement of the foregoing, whether patentable or not, which is:
          (1) Conceived, discovered or made by a Company employee either solely or jointly with others either (A) during the term of his/her employment or (B) after the term of his/her employment, based on Confidential Information; and
          (2) Related to the Company’s actual or anticipated business or activities, or is related to the Company’s actual or anticipated research and development efforts, or is suggested by, or results from any tasks assigned to any employee and/or temporary worker or from work performed by an employee for, or on behalf of, the Company, whether or not such conception, discovery or making occurs during regularly scheduled work hours or results from the use of the Company’s facilities, materials, resources or personnel.
     (m) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (n) “Other Benefits” shall mean all amounts or benefits other than Unpaid Accrued Obligations required to be paid or provided or which the Executive (or his beneficiaries) is eligible to receive under the applicable terms of any plan, program, agreement, corporate governance document, or other arrangement of the Company or any Affiliated Company.
     (0) “Retirement Plan” shall mean the Company’s defined benefit retirement plan.
     (p) “Section 409A Change in Control Event” shall mean the happening of any of the following events:
          (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of the Company (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) the following acquisitions will not constitute a Section 409A Change in Control Event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of the Company, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;
          (2) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;
          (3) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, or the acquisition of assets or stock of another entity by the Company (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (x) the time of the execution of the initial agreement, (y) the action of the Board providing for such Business Combination or (z) the beginning of the 12-month period ending on the effective date of the Business Combination;
          (4) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such sale, other than an acquisition by (A) a Person who was a shareholder of the Company immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (B) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by the Company, (C) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of the Company or (D) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (C) above; or
          (5) the complete liquidation of the Company.
     The definition of Section 409A Change in Control Event for purposes of this Agreement is intended to conform to the description of “Change in Control Events” in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance describing what constitutes a Change in Control Event for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, no Section 409A Change in Control Event will be deemed to occur with respect to a transaction or event described in paragraphs (1) through (5) above unless the transaction or event would constitute a “Change in Control Event” as described in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance under Code section 409A.
     (q) “SERP” shall mean any excess or supplemental retirement plans in which the Executive participates.
     (r) “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of the other party’s receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the

Executive other than for Good Reason, the Termination Date shall be the date on which the Notice of Termination is delivered or any later date as may be mutually agreed upon; (iii) if the Executive’s employment is terminated by reason of death, the Termination Date shall be the date of the death; and (iv) if the Executive’s employment is terminated by reason of Disability of the Executive, the Termination Date shall be the 30th day after Executive’s receipt of the Notice of Termination from the Company.
     (s) “Unpaid Accrued Obligations” shall mean unpaid Annual Base Salary accrued through the termination date, any unpaid accrued vacation pay, and the Executive’s Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365.
8. Certain Additional Payments.
     (a) Except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) made or provided to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (“Gross-Up Payment”), at or before the time the Excise Tax is due (whether by withholding or otherwise) in an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.
     (b) Subject to the provisions of Subsection 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm that the Company may designate (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts or does not seek to pursue its remedies pursuant to Subsection 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of a Gross-Up Payment or an amount paid by the Company pursuant to Subsection 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Subsection 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid by the Company pursuant to Subsection 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such payment shall be forgiven and shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
9. Code Section 409A Provisions.
     Notwithstanding anything in this Agreement or elsewhere to the contrary, if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, the Company reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, then the payment or provision thereof shall be postponed to the earliest business day on which the Company reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Termination Date (the “Delayed Payment Date”). In addition, if the Company reasonably determines that such 409A Tax with respect to the provision of a benefit can likely be avoided by replacing the benefit with the payment of an amount in cash equal to the cost of a substantially equivalent benefit then, in lieu providing such benefit, the Company may make such cash payment, subject to the preceding sentence. In the event a benefit is to be provided during the period commencing on the Executive’s separation from service and ending on the Delayed Payment Date and the provision of such benefit during that period would be treated as a payment of nonqualified deferred compensation in violation of Section 409A(a)(2)(B)(i) of the Code, then continuation of such benefit during that period shall be conditioned on payment by the Executive of the full premium or other cost of coverage and as of the Delayed Payment Date the Company shall reimburse the Executive for the premiums or other cost of coverage paid by the Executive, which but for this paragraph would have been paid by the Company. Any such reimbursement shall include interest at the rate set out in the last sentence of this paragraph. The Company and the Executive may agree to take other actions to avoid the imposition of 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this Section 9 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.
10. Directorships, Other Offices.
     In the event of termination of employment, Executive shall immediately, unless otherwise requested by the Company’s Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its Affiliated Companies.
11. Confidentiality and Inventions.
     The Company’s most valuable assets include its Confidential Information and Inventions (which are defined in Section 7). As a condition of employment, and in exchange for payment of the Executive’s salary, wages, and other compensation, the Executive (including the Executive’s heirs, executors, administrators and assigns) and the Company agree that:
     (a) Obligation to Others. The Executive has no obligation to any former employer or third party which is inconsistent with this Agreement or which restricts the Executive’s activities with the Company in any way. Also, the Executive shall not at any time disclose to the Company or cause the Company to use any confidential information belonging to others, including the Executive’s former employers.
     (b) Obligations to Company During Employment.
          (1) Company’s Confidential Information. Unauthorized disclosure of the Company’s Confidential Information, either to outsiders, including temporary workers or to co-employees who do not have a legitimate need to know of it, could irreparably harm the Company and subject it to significant competitive disadvantage. To protect the Company’s Confidential Information, the Executive will not:
(A)	disclose it to any co-worker, unless he/she has a business need to know of it;

(B)	disclose it to any non-employee for any reason; and

(C)	use it for the Executive’s own benefit or profit.
This restriction shall not apply to Confidential Information that:
(A)	a Company officer authorizes the Executive, in writing, to release;

(B)	is or becomes public knowledge through no fault of the Executive;

(C)	is made lawfully available to the Executive by an independent third party (provided there is no agreement between the Company and that third party which obligates the Company’s employees to keep it in confidence);

(D)	the Executive lawfully already knew of when the Executive received it from the Company and the Executive can demonstrate such prior knowledge; or

(E)	the Executive is required by law, regulation, rule, act or order of any governmental authority or agency to disclose, provided however, that the Executive gives the Company sufficient advance written notice to permit it to take appropriate lawful recourse to protect its interests.
          (2) Confidential Information of Third Parties. On occasion, a third party may share its confidential information with the Company for their mutual benefit (e.g., in connection with a licensing arrangement or potential merger or acquisition). Should such information be entrusted to the Executive, the Executive shall not disclose it, either to co-workers (unless they have a business need to know of it) or to outsiders.
          (3) Ownership of Inventions, Patents, Trademarks, Trade Secrets, and Tangible Work Product. Since the Company is paying a salary, wages and other compensation to the Executive, the Company owns all of the rights to the inventions and work product that the Executive creates or conceives during the Employment Period. To ensure that the Company’s rights to its property are protected, the Executive shall promptly disclose to the Company and keep adequate records on any invention that the Executive conceives, discovers or makes during the Employment Period. Without further payment from or charge to the Company, the Executive agrees that the following, if created or conceived during the Employment Period, shall be the Company’s exclusive property and the Executive shall assign to the Company all of the following:
(A)	any Invention conceived, discovered or made by the Executive;

(B)	any patent, patent application or record relating to any Invention that the Executive makes;

(C)	any trade secrets developed by or disclosed to the Executive during the course of the Executive’s employment; and

(D)	any tangible work product prepared by the Executive in the course and scope of the Executive’s employment, including but not limited to, any copyrightable subject matter, research, research and/or business data.

          (4) Ownership of Copyrights. All works made for hire shall vest in the Company. All other works, whether copyrightable or not, that the Executive creates in the course of the Executive’s employment, are deemed, upon their creation, to be assigned to the Company. This includes, but is not limited to, all rights in and to the copyright throughout the world, all of its renewals and extensions, the right to make and distribute copies of it, the right to translate it, and the right to all derivative works from it. The Executive will execute all documents which are necessary or desirable to record any assignment of copyright or other transfer of ownership in any work that the Executive creates in the course of the Executive’s employment, without further charge to the Company.
          (5) Obtaining and Enforcement of Patents, Trademarks and Copyrights. At the Company’s request, and without charge, the Executive shall execute any patent applications, assignments, or other instruments which the Company considers necessary to apply for and obtain Letters Patent in the United States and any foreign country and take all necessary action to protect the Company’s interest in them. The Executive shall execute any documents or instruments which the Company considers necessary to vest title in the Company to any invention, patents, patent applications or records relating to any invention and/or tangible work product.
          (6) Removal of Company Property. The Executive shall not remove any of the Company’s property from its premises, unless the Executive needs it to perform the Executive’s duties for the Company or the Executive is specifically authorized to do so.
     (c) Obligations to Company When Your Employment Terminates.
          (1) Continuing Obligations. Each party’s obligations described in Section 11(b) above survive the termination of the Executive’s employment.
          (2) Return of Company Property. The Executive will turn over all of the Company’s property to a designated Company representative prior to the Executive’s separation. The Executive will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, data, photographs or other documents relating in any way to the Company’s business.
12. Remedies; Injunction.
     (a) Executive acknowledges and agrees that the restrictions contained in Sections 5 and 11 of this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and its Affiliated Companies, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult legal counsel with respect to this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with counsel.
     (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 5 or 11 cannot be adequately compensated by monetary damages. Executive agrees that the Company will be entitled to a return of the cash consideration set forth in this Agreement as being conditioned on the covenants contained in Sections 5 and 11 and that all remaining stock options will be forfeited if Executive breaches the provisions of either of those sections and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 5 or 11, which rights will be cumulative and in addition to any other rights or remedies to which the Company and/or its Affiliated Companies may be entitled. In the event that any of the provisions of Sections 5 or 11 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision will be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment will apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.
     (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 5 or 10, including without limitation, any action commenced by the Company and/or its Affiliated Companies for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent jurisdiction, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.
13. Intellectual Property.
     To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive’s employment with the Company will be and remain the absolute property of the Company, and Executive shall assist the Company in perfecting and defending its rights to such intellectual property.

14. Non-Exclusivity.
     Except as specifically expressed herein, nothing contained herein is intended to alter the terms of any benefit plan or program. Notwithstanding anything in this Agreement, the Company or its Affiliated Companies, as applicable, reserves the right to amend or terminate any of its or their employee benefit plans at any time. In the event that an amendment to an employee benefit plan adopted after the effective date of this Agreement specifically conflicts with an express promise made in this Agreement, the Company shall have the right to honor the promise through comparable means outside the affected employee benefit plan without regard to any differences in the tax impact to the Executive. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit plan provided by the Company or any of its affiliates for which the Executive may qualify.
15. Full Settlement.
     In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts and benefits (other than as required pursuant to Section 5(b)(ii)) payable to the Executive under any of the provisions of this Agreement and such amounts and benefits (other than as required pursuant to Section 5(b)(ii)) shall not be reduced whether or not the Executive obtains other employment. In the event of a Change of Control, the Company agrees to pay, to the full extent permitted by law and with respect to disputes that arise out of events occurring during the applicable COC Employment Period, all legal fees and expenses up to $25,000 which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided, however that if the Company ultimately prevails in a court of competent jurisdiction with regard to any such contest, the Executive agrees to reimburse the Company for any and all legal fees and expenses paid by the Company in accordance with this sentence. Such reimbursement shall become payable within 30 days after the expiration of the applicable period to appeal such outcome or, if an appeal is taken, 30 days after final resolution of such appeal. Interest shall accrue on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
16. Governing Law.
     This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.
17. Assignments; Transfers; Effect of Merger.
     (a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

     (b) This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
     (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.
     (d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive’s death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive’s estate. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to “Executive” shall be deemed to refer, as appropriate, to his heirs, beneficiaries, estate, executor, or other legal representative.
18. Modification.
     No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and the CEO. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
19. Notices.
     All notices and other communications hereunder shall be writing and shall be given delivery to the other party in person or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Brent Saunders
[Address]

If to the Company:

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
Attention: Corporate Secretary
20. Entire Agreement.
     This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. There shall be no contractual or similar restrictions on Executive’s right to terminate his employment with the Company, or on his post-employment activities, other than those expressly set forth in this Agreement or in the terms of grant of any Schering-Plough equity compensation award held by the Executive. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same document. Signatures delivered by facsimile shall be effective for all purposes.
     The undersigned hereby execute this Agreement as of the date first above written.

SCHERING—PLOUGH CORPORATION
Dated:	By
C. Ron Cheeley
Senior Vice President, Global Human Resources

Dated:
Brent Saunders